                                   AGREEMENT
                                   ---------


     THIS AGREEMENT is made and entered into on the 24th day of March, 1999, by and among HARTFORD FIRE INSURANCE COMPANY (the "Purchaser"), a Connecticut corporation, and J. GORDON GAINES, INC., a Delaware Corporation, and VESTA FIRE INSURANCE CORPORATION, an Alabama Corporation (collectively the "Seller").

     WHEREAS, the parties desire to further their individual interests by entering into an agreement whereby Seller will recommend to certain intermediaries and ceding companies that certain reinsurance agreements be written or placed with Purchaser. Seller and Purchaser will encourage such intermediaries and ceding companies to procure such reinsurance from Purchaser, subject to the terms and conditions of this Agreement.

     NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements provided for in this agreement (the "Agreement" or "this Agreement"), the parties, intending to be legally bound, do hereby represent, warrant, covenant and agree as follows:

Section 1.  Definitions.
-----------------------

     The following are defined terms/phrases throughout this Agreement:

(a) The "Business" means all reinsurance assumed by Seller under reinsurance contracts, whether treaty or facultative, presently in force, but excludes
     (i) any international reinsurance business written through Seller's Copenhagen office, and (ii) all business related to the current homeowner's quota share treaties with CIGNA Property and Casualty Company and Home Plus Insurance Company.

(b) "Ceding Companies" means those insurers (other than affiliates of the Seller) who are directly or indirectly reinsured by Seller under reinsurance or retrocessional contracts presently in force or currently being solicited.

(c) "Intermediaries" means those reinsurance intermediaries appointed by Seller to write the Business or through whom the business is written. Such Intermediaries may or may not also be dealing with Purchaser.

Section 2.  Description of the Transaction.
------------------------------------------

Subject to the terms and in accordance with the conditions of Schedule A, as attached hereto and incorporated herein by reference:

(a) Seller and Purchaser will communicate with Intermediaries and Ceding Companies to recommend that the Business be written or placed with Purchaser or an affiliate of Purchaser, and Seller will use its best efforts to encourage and facilitate such activity.


                                       1


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(b)  Seller and Purchaser will enter into a 100% quota share agreement as soon as reasonably possible which (i) covers all Business written by Seller on or after January 1, 1999 (the "1999 Agreements"), (ii) is on terms appropriate for such transactions, and (iii) contemplates the provisions of the following paragraph.

(c) Seller will use its best efforts to recommend to the Ceding Companies, and will take all reasonable steps necessary, to novate the 1999 Agreements as soon as possible. Purchaser agrees to assume by novation with the Ceding Companies all rights and liabilities of the Seller under the 1999 Agreements.

(d) Seller will take all reasonable steps necessary to transfer or assign to Purchaser (by novation or otherwise,) the portions designated by Purchaser of the retrocessional program currently in place between Seller and its applicable retrocessionaires covering the 1999 Agreements. In the event that one or more individual retrocessionaire(s) of the 1999 Agreements do(es) not agree to novate or otherwise have its(their) payments transferred or assigned to Purchaser, Seller agrees to reimburse the Purchaser for an amount equal to such paid recoveries. Seller will consult with Purchaser before agreeing to any material changes to the retrocessional program in respect of structure, price or security, including the invocation of any cut-off, termination or commutation provisions.

(e) Seller and Purchaser agree to settle via a net payment between them an amount that reflects the following with respect to the 1999 Agreements and the retrocessional program transferred or to be transferred to Purchaser pursuant to Section 2(d):

     (i) Premiums (net to commissions, brokerage, funds held, if any) paid to Seller;

     (ii)  Losses paid by Seller;

     (iii) Retrocession premiums paid by Seller;

     (iv)  Recoveries made by Seller under its retrocessional programs; and,

     (v) Expenses (including salaries, benefits, travel, and applicable overhead, all as agreed to by Purchaser) incurred by Seller between January 1, 1999 and the effective date of this Agreement as a result of underwriting and administering the 1999 Agreements.

(f) Seller further agrees to forward to Purchaser, as soon as possible, any payments received or requests for payments to be made on the 1999 Agreements novated pursuant to Section 2(d).

Section 3.  Payment.
-------------------

(a) In consideration of the transaction, Purchaser agrees to pay to Seller $15,000,000 on the later of (i) the effective date of this Agreement, or
     (ii) the date both Messrs. JoBay Cooney and David Feely enter into an employment relationship with Purchaser.

(b) The payment under this Agreement shall be made by wire transfer in immediately available funds to such account as Seller designates.

Section 4.  Access to Information and Facilities.
------------------------------------------------

(a) Seller will provide Purchaser's representatives with access, during normal business hours, to such data, records and other relevant information relating to the Business in accordance with the provisions specified in Schedule A to permit Purchaser to underwrite the Business. Purchaser and its representatives will preserve the confidentiality of such information inspected or obtained from Seller and will not use or permit the use of any information derived therefrom, other than for effectuating the transactions contemplated by this Agreeement.

(b) From the effective date of this Agreement through December 31, 1999, or such earlier date as Purchaser may designate upon thirty days notice to Seller, Seller will provide suitable office facilities at Seller's headquarters offices for up to eleven of Purchaser's representatives to enable Purchaser to underwrite the Business, and Purchaser will reimburse Seller for the use of such space in an amount based upon a reasonable proration of Seller's lease expense. Representatives of both Purchaser and
     Seller:

     (i) Shall conduct their affairs so as not to interfere with the other party's business.

     (ii) Shall use their utmost good faith to cooperate with one another in the operation of their respective businesses.

Section 5.  Expiration of Obligations.
-------------------------------------

The obligations of Seller under Sections 2 and 4 shall expire on April 30, 2000.

Section 6.  Arbitration.
-----------------------

Any dispute arising out of or related to this Agreement, whenever occurring, shall be submitted to arbitration by a panel of three arbitrators as follows. Each party shall select an arbitrator within 30 calendar days after written request for arbitration has been received from the requesting party. The two arbitrators shall select the third arbitrator within 30 calendar days after both have been appointed. If the two arbitrators do not agree on a third arbitrator within 60 days of their appointment, each of the arbitrators shall nominate three individuals. Each arbitrator shall then decline two of the nominations presented by the other arbitrator. The third arbitrator shall then be chosen from the remaining two nominations by drawing lots.

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

All arbitrators shall be officials or former officials of insurance or reinsurance companies who neither (1) have a personal interest in the outcome of the dispute involved nor (2) are under the control of either party. The arbitrators shall adopt their own rules and procedures and shall have the power to make orders as to any matters which they may consider proper regarding pleadings, discovery, inspection of documents, and examination of witnesses; however, they shall render a decision within 60 calendar days after the matter is finally submitted to them. The arbitrators are relieved of all judicial formalities and may abstain from following the strict rules of law, and they shall make their award with a view to effecting the purpose of this Agreement in a reasonable manner. The decision of the majority of arbitrators on all matters including their rules shall be final and binding upon all parties to the proceeding. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the third arbitrator and of the arbitration. The parties hereby consent to the entry of judgment upon the decision of the arbitrators in any court having jurisdiction thereof. The arbitration shall take place in Hartford, Connecticut unless some other place is mutually agreed upon by the parties. Except as provided above, arbitration shall be based insofar as applicable, upon the Procedures of the American Arbitration Association. This Section shall survive the termination of this Agreement.

Section 7.  Public Disclosure.
-----------------------------

Neither party shall make any public release of information regarding the transaction contemplated by this Agreement except: (a) jointly agreed release(s) of information, or (b) as required by law.

Section 8.  Expenses.
--------------------

Each party will be solely responsible for and bear all their own respective expenses, including, without limitation, expenses for legal counsel and other advisors, incurred at any time in connection with this Agreement and the consummation of the transactions contemplated hereby.

Section 9.  Cooperation.
-----------------------

Each party agrees to execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, resolutions, endorsements, powers of attorney and other instruments or documents as may reasonably be requested by the other for the purpose of carrying out the intentions of the parties, and facilitate the success of the transaction. Each party agrees to fully cooperate with the other in effecting the transactions contemplated in this Agreement.

Section 10.  Inadvertent Breach or Non-Performance.
--------------------------------------------------

Each party shall have the right to cure any inadvertent omissions or errors incurred with respect to this transaction, provided that any such omissions or errors do not have a material, adverse impact upon the value of the transactions contemplated by this Agreement, including but not limited to regulatory approvals, notices, etc., if so required.

Section 11.  Waiver of Covenants and Conditions.
-----------------------------------------------

At any time, either party may waive, in writing, compliance with any covenant or condition by, or breach of any representation or warranty by, the other party hereto. However, no waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.  Notices.
--------------------

All notices and other communications hereunder shall be in writing and shall be deemed to have been received: (i) when delivered, telexed, telecopied, or cabled; or (ii) five (5) business days after deposited in the United States mail (by registered or certified mail, return receipt requested, postage prepaid) addressed as follows:

        If to Seller:           VESTA FIRE INSURANCE COMPANY
                                3760 River Run Drive
                                Birmingham, AL  35243
                                Attn: Donald W. Thornton, General Counsel
                                Fax: (205) 970-7022

        If to Purchaser:        HARTFORD FIRE INSURANCE COMPANY
                                690 Asylum Avenue
                                Hartford Plaza
                                Hartford, CT  06115
                                Attn: Michael Wilder, General Counsel
                                Fax: (860) 547-6845

or to any other address as may later be designated, by notice in writing, by the appropriate party.

Section 13.  Assignment.
-----------------------

None of the rights or obligations of any party hereto may be assigned or delegated, in whole or in part, without the written consent of the other party which consents shall not be unreasonably withheld.

Section 14. Miscellaneous.
-------------------------

This Agreement, together with the Confidentiality Agreement executed with respect to this transaction, embodies the entire agreement and understanding between Seller and Purchaser with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof, provided, however, that the provisions in such Confidentiality Agreement regarding employees of Seller are hereby deemed to be of no further force or effect. The headings in this Agreement are for convenience and reference only and shall not limit or otherwise affect any of the terms or provisions hereof. This Agreement represents the joint product of both parties to it and no ambiguity shall be construed against either party. This Agreement may be executed in several counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument. This Agreement may be amended only by a writing signed by each party hereto.

Section 15.  Governing Law.
--------------------------

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without reference to the conflict of laws thereof.

Section 16.  Severability.
-------------------------

The invalidity or unenforceability of any particular term or condition of this Agreement shall not affect the other terms and provisions hereof, and this Agreement shall be construed in all respects as if such individuality or unenforceable term or provision has been omitted.

     IN WITNESS WHEREOF, the parties hereto, have caused this Agreement to be duly entered into and executed as of the date first above written and it shall be effective as of that date.


                                  HARTFORD FIRE INSURANCE COMPANY

                                  By:  /s/ Dennis B. Zettervall
                                     ----------------------------------------
                                       Dennis B. Zettervall, President & CEO


                                  VESTA FIRE INSURANCE COMPANY

                                  By:  /s/ Norman W. Gayle, III
                                     ----------------------------------------
                                       Norman W. Gayle, III, President and CEO

                                  J. GORDON GAINES, INC.

                                  By:  /s/ Norman W. Gayle, III
                                     ----------------------------------------
                                       Norman W. Gayle, III, President and CEO

                                  SCHEDULE A
                                  ----------

In order to facilitate the transaction between Seller and Purchaser, the parties further agree:

Notification.
------------

Within five (5) calendar days from the date the Agreement has been signed, Seller will mail or otherwise deliver to all the Intermediaries and direct Ceding Companies a joint communication from the President of Seller and the CEO of Hartford Re Company with respect to the transaction contemplated by Agreement and in a form mutually agreeable to Seller and Purchaser.

Conversion Process.
------------------

As of the effective date of this Agreement, Seller will permit Purchaser access to Seller's offices and to appropriate personnel necessary to accomplish this process including access to all files of Ceding Company information, including, without limitation, inspection reports, manual endorsements and premium and loss information for all prior years, along with any relevant accounting information. Copies of the foregoing, including all current year underwriting files for in force business (and related contracts, and underwriting, claims, actuarial and audit reports) and a complete listing of in force contracts (including names of all Intermediaries, Ceding Companies, types of contracts and renewal dates of such contracts), will be made available as reasonably required.

When Purchaser completes its underwriting of any renewal, it shall communicate to Seller its decision regarding acceptance or declination of each Ceding Company and the prospective Ceding Company's acceptance or declination of Purchaser's or its affiliates' offer of reinsurance.

Renewal Rights.
--------------

The parties recognize that neither Seller nor Purchaser can compel any Ceding Company to become reinsured with Purchaser or any Intermediary to recommend that the Business be written or placed with Purchaser.

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